Exhibit 99.1

CONTACTS:

Tierney Saccavino

Acorda Therapeutics

(914) 347-4300 ext. 104

tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Provides Update on Clinical Development of Fampridine-SR

HAWTHORNE, NY, December 8, 2006 – Acorda Therapeutics, Inc.® (Nasdaq: ACOR) today confirmed that, based on feedback it received in a meeting with the U.S. Food and Drug Administration (FDA), it will design and conduct an additional Phase 3 trial of Fampridine-SR in people with MS. Consistent with that meeting, the company expects to discuss with the FDA a study of the same or shorter duration as its MS-F203 study with a single criterion for efficacy, a consistent response on the Timed 25 Foot Walk.

In September 2006, the Company announced the results of its recent Phase 3 study, MS-F203, which was based on a Special Protocol Assessment (SPA) from the FDA. The FDA indicated that, while this would require confirmation in a New Drug Application (NDA) filing, the criteria for the SPA appear to have been met. Typically, the FDA requires two adequate and well-controlled studies, each convincing on its own, to establish substantial evidence of effectiveness.

Based on the discussion, Acorda also plans to execute a QT study in accordance with the FDA’s October 2005 guidance, “Clinical Evaluation of QT/QTc Interval Prolongation and Proarrhythmic Potential for Non-Antiarrhythmic Drugs”. The Company will continue to consult with the FDA on protocol development for both of these studies and any additional requirements that might be needed.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for SCI, MS and related nervous system disorders. The Company's marketed products include Zanaflex Capsules™ (tizanidine hydrochloride), a short-acting drug for the management of spasticity. For full prescribing information, please go to www.zanaflexcapsules.com. Acorda’s lead clinical stage product, Fampridine-SR, recently completed a Phase 3 study in people with MS.  The Company's pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics' ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics' operations, unfavorable results from its preclinical programs, and failure to protect its intellectual property or to defend against the intellectual property claims of others. These and other risks are described in greater detail in Acorda Therapeutics' filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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